Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

ALPHATEC SPINE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 REVENUE AND FINANCIAL RESULTS

Annual revenue of $132.2 million – 30% growth vs 2008; 2009 adjusted EBITDA of $15 million

CARLSBAD, CA., February 23, 2010 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today financial results for the fourth quarter and full year December 31, 2009.

2009 Financial Highlights

•	Annual 2009 revenues of $132.2 million grew 30.4% over annual 2008 revenues
o	Fourth quarter 2009 revenues of $36.6 million grew 28.7% over 2008 fourth quarter revenues, and grew 12.0% sequentially over third quarter 2009
o	US revenues for fourth quarter 2009 reached $28.3 million, reflecting 28.7% growth over prior year fourth quarter

•	Adjusted EBITDA of $5.9 million in the fourth quarter 2009 and $15.0 million for full year 2009 reflects strengthening operating leverage

•	Annual 2009 net loss of $13.3 million, reflects an improvement of $16.0 million from annual net loss of $29.3 million in 2008
o	Fourth quarter 2009 net loss of $1.3 million, reflects an improvement of $3.8 million from the net loss of $5.1 million for the fourth quarter 2008

•

Non-GAAP net earnings of $0.6 million for the fourth quarter 2009, excluding Scient’x transaction costs of $1.4 million and in-process research and development (IPR&D) expenses of $0.5 million. Non-GAAP EPS was positive for the first time at $0.01 per share for fourth quarter 2009 as compared to ($0.11) per share for the same period 2008

2009 Performance Highlights

•	Entered into agreement to acquire Scient’x Groupe S.A.S.

o	Acquisition creates global scale and offers revenue and cost synergies; complements core product portfolio and enhances Aging Spine focus – combined entity to be third-largest global pure-play spinal implant company

•	Launched twelve new products in the U.S.
o	Expanded and upgraded the core spinal fusion, MIS and biologics portfolios

•	Completed technology and product license agreements that expand the core and Aging Spine product portfolios:
o	License agreement with Spine Vision S.A. (Solus™ – Stand-alone ALIF)
o	License agreement with Helix Point, LLC to treat lumbar spinal stenosis (Helifix™/Helifuse™)
o	Supply and distribution agreement with ETEX Corporation to distribute ETEX’s EquivaBone® and CarriGen® products
o	Supply and distribution agreement with AFCell to distribute AFCell’s biologic wound barrier product under our AmnioShield™ private-label
o	Distribution agreement with Parcell Spine, LLC for exclusive global rights to use Parcell’s proprietary osteoprogenitor adult stem cells for the treatment of spinal disorders

•	Positioned the company as a market leader in providing solutions for the Aging Spine
o	CE Mark approval in February 2010 for OsseoScrew™ Spinal Fixation System and GLIF/ARC™ Portal System
o	Reached milestone of OsseoFix™ Spinal Fracture Reduction System adoption; over 500 patients in Europe treated with OsseoFix for vertebral compression fractures

•	Expanded European product distribution, resulting in 2009 annual revenues of $4.1 million, an increase of 92.9% over 2008

•	Asian revenue for 2009 of $23.5 million, increased 32.7% over full year 2008

Fourth Quarter 2009 Financial Results

Consolidated revenues for the fourth quarter 2009 were $36.6 million, an increase of 28.7% from the $28.4 million reported for the fourth quarter 2008. U.S. revenues for the fourth quarter 2009 were $28.3 million, an increase of 28.7% from the $22.0 million reported for the fourth quarter of 2008. Asian revenues for the fourth quarter 2009 were $6.6 million, an increase of 37.7% from the $4.8 million reported for the fourth quarter 2008. European revenues for the fourth quarter 2009 were $1.7 million.

Gross profit for the fourth quarter 2009 was $22.7 million, an increase of $5.8 million over fourth quarter 2008 of $16.9 million. Fourth quarter 2009 gross margin was 62.0%, an increase over fourth quarter 2008 gross margin of 59.2%.

Total operating expenses for the fourth quarter 2009 were $23.0 million, an increase of $2.0 million compared to fourth quarter 2008 of $21.0 million. The increase was primarily related to an increase in research and development and sales and marketing expenses partially offset by a decrease in general and administrative expenses.

Research and development expenses for the fourth quarter 2009 were $3.6 million, an increase of $0.6 million compared to the fourth quarter 2008 of $3.0 million.

Sales and marketing expenses for the fourth quarter 2009 were $13.4 million, an increase of $1.9 million compared to the fourth quarter 2008 of $11.5 million.

General and administrative expenses for the fourth quarter 2009 were $5.6 million, a decrease of $0.7 million, compared to the fourth quarter 2008 of $6.3 million. Fourth quarter 2009 general and administrative expenses included $1.4 million of expenses related to the Scient’x transaction.

Net loss for the fourth quarter 2009 was $1.3 million, or ($0.03) per share, compared with a net loss of $5.1 million, or ($0.11) per share for the fourth quarter 2008.

Non-GAAP net earnings for the fourth quarter 2009 was $0.6 million compared to fourth quarter 2008 non-GAAP net loss of $4.9 million. Non-GAAP EPS for fourth quarter 2009 was $0.01 per share compared to ($0.11) per share for the fourth quarter 2008. Non-GAAP net earnings/loss excludes IPR&D expenses, Scient’x transaction-related expenses and litigation settlement costs.

Full Year 2009 Financial Results

Consolidated revenues for full year 2009 were $132.2 million, an increase of 30.4% from the $101.3 million reported for full year 2008. U.S. revenues for full year 2009 were $104.5 million, an increase of 28.3% from the $81.5 million reported for full year 2008. Asian revenues for full year 2009 were $23.5 million, an increase of 32.7% from the $17.7 million reported for full year 2008. European revenues for full year 2009 were $4.1 million, an increase of 92.9% from the $2.1 million reported for full year 2008.

Gross profit for full year 2009 was $84.1 million, an increase of $19.4 million over the full year 2008 of $64.7 million. Full year 2009 gross margin was 63.7%, a decrease of 0.2% from full year 2008 gross margin of 63.9%.

Total operating expenses for full year 2009 were $93.7 million, an increase of $1.2 million over full year 2008 of $92.5 million. The increase in 2009 was attributable primarily to increases in both research and development and sales and marketing expenses, partially offset by decreased general and administrative expenses and the 2008 litigation settlement.

Research and development expenses for full year 2009 were $13.5 million, an increase of $0.5 million over full year 2008 of $13.0 million. The increase in 2009 research and development expenses was primarily due to product development in our core product and Aging Spine portfolios.

Sales and marketing expenses for full year 2009 were $51.5 million, an increase of $9.1 million over full year 2008 of $42.4 million. The increase in 2009 was primarily due to increased sales commission expenses related to the increased sales volume in both the U.S. and Asia.

General and administrative expenses for full year 2009 were $22.3 million, a decrease of $1.1 million compared to full year 2008 of $23.4 million. The decrease is primarily due to reductions in litigation and legal expenses partially offset by expenses related to the Scient’x transaction of $2.6 million.

Net loss for full year 2009 was $13.3 million, or ($0.27) per share, compared with a net loss of $29.3 million, or ($0.63) per share for full year 2008.

Non-GAAP net loss was $4.3 million for full year 2009, a decrease of $11.2 million compared to full year 2008 non-GAAP net loss of $15.5 million. Non-GAAP EPS for the full year 2009 was ($0.09) per share as compared to ($0.34) per share reported for full year 2008. Non-GAAP net earnings/loss excludes IPR&D expenses, Scient’x transaction-related expenses and litigation settlement costs.

“This past year was a transformational year for Alphatec Spine. We achieved record revenue and have a sustained growth rate that is significantly outpacing the overall market. We launched twelve new products throughout the year, completed technology and product license agreements which expand our core product portfolio, and continued to drive increasing adoption of our aging spine products both in the US and internationally,” stated Dirk Kuyper, President and CEO. “The combined efforts of internal development and external agreements have allowed us to become one of the most innovative spine companies in the market. Through these investments, we have also established a strong biologics foundation to drive future growth, including agreements with ETEX, AFCell, and most recently with Parcell relating to adult stem cells for the treatment of spinal disorders.”

Mr. Kuyper continued, “The addition of Scient’x creates global scale, offers significant revenue and cost synergies, complements our core product portfolio and enhances our Aging Spine focus. Upon closing, the combined entity will be third-largest pure-play spinal implant company in the market, and the only pure-play that is truly global with opportunities in Europe, Asia, South America and the Middle East/Africa. We expect our focus on providing solutions for the aging spine to yield additional product launches addressing the fastest-growing segment of the spine market which when combined with our expanding U.S. sales force and international footprint will continue to drive long-term growth and improve profitability.”

2010 Financial Guidance

The Company announced financial guidance for the first quarter 2010 of revenues of $38.0 million and adjusted EBITDA margin of at least 15%. The financial guidance for the first quarter 2010 reflects operating results prior to the acquisition of Scient’x.

Reaffirming full year 2010 financial guidance from December 17, 2009, the Company anticipates annualized pro forma revenues of $220.0 million to $225.0 million, $32.0 million to $35.0 million in annualized adjusted EBITDA and positive non-GAAP EPS for the full year 2010, excluding amortization of intangible assets, transaction expenses and acquisition-related restructuring charges. The Company reiterates this guidance to reflect the 2010 pro forma effect of the pending Scient’x transaction on a full year basis, as if the acquisition closed January 1, 2010.

As previously announced, the Scient’x transaction is currently expected to close by the end of the first quarter of 2010 and is subject to the approval of the Company’s shareholders. The Company has absorbed transaction-related costs that had a negative impact to GAAP EPS in the third and fourth quarters of 2009. The Company also expects to absorb additional transaction-related expenses in the first quarter of 2010.

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 556-5251 for domestic callers and (720) 545-0036 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc.

On December 17, 2009, the Company announced that it entered into a definitive agreement to acquire Scient’x Groupe S.A.S., a global medical device company based in France that designs, develops and manufacturers surgical implants to treat disorders of the spine. The transaction is structured as an all stock transaction such that 100% of outstanding Scient’x stock will be exchanged pursuant to a fixed ratio of 24,000,000 shares of the Company’s common stock. On a pro forma basis, the Company’s shareholders will own approximately 69% of the combined company and approximately 31% will be held by current Scient’x shareholders.

Also visit the Aging Spine Center, www.agingspine.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. Alphatec Spine is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about all the key disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Non-GAAP Information for non-GAAP earnings and Adjusted EBITDA

Non-GAAP earnings included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of in-process research and development expenses, transaction related expenses and litigation settlement expenses. Management does not consider these expenses when it makes certain evaluations of the operations of the Company. Non-GAAP earnings, as defined above, may not be similar to non-GAAP earnings measures used by other companies and is not a measurement under GAAP.

Adjusted EBITDA included in this press release is a non-GAAP financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income or expense items, such as in-process research and development expense and transaction related expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds GAAP-based earnings or loss and adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on these measures are limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses non-GAAP earnings and adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that non-GAAP earnings and adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of continuing operating performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have these supplemental metrics since, with reconciliation to GAAP, they may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2010 revenue, adjusted EBITDA, and earnings projections, the ability to successfully integrate Scient’x and Alphatec, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, the successful global launch of the Company’s new products and the products in its development pipeline including OsseoFix, OsseoScrew, GLIF/ARC, HeliFix,/HeliFuse, Solus, EquivaBone, CarriGen and AmnioShield, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts—unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$36,606	$28,447	$132,156	$101,313
Cost of revenues	13,907	11,594	48,015	36,605

Gross profit	22,699	16,853	84,141	64,708

Operating expenses:
Research and development	3,554	3,046	13,487	12,965
In-process research and development	550	150	6,383	2,750
Sales and marketing	13,354	11,549	51,513	42,437
General and administrative	5,566	6,279	22,315	23,362
Litigation settlement	—	—	—	11,000

Total operating expenses	23,024	21,024	93,698	92,514

Operating loss	(325)	(4,171)	(9,557)	(27,806)
Interest and other income (expense), net	(982)	(662)	(3,489)	(1,014)

Loss before taxes	(1,307)	(4,833)	(13,046)	(28,820)
Income tax provision	13	225	243	468

Net loss	$(1,320)	$(5,058)	$(13,289)	$(29,288)

Net loss per common share—basic and diluted	$(0.03)	$(0.11)	$(0.27)	$(0.63)

Weighted-average shares—basic and diluted	51,908	46,495	49,292	46,290

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands—unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,085	$18,315
Accounts receivable, net	24,766	18,759
Inventories, net	29,515	24,170
Prepaid expenses and other current assets	3,128	3,847
Deferred income tax assets	128	418

Total current assets	67,622	65,509

Property and equipment, net	30,356	23,093
Goodwill	60,113	60,124
Intangibles, net	2,296	4,280
Other assets	1,501	2,542

Total assets	$161,888	$155,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,781	$10,504
Accrued expenses	16,439	16,739
Deferred revenue	2,135	1,858
Current portion of long-term debt	6,724	2,109

Total current liabilities	38,079	31,210

Total other long term liabilities	25,377	29,264
Redeemable preferred stock	23,603	23,605
Total stockholders' equity	74,829	71,469

Total liabilities and stockholders' equity	$161,888	$155,548

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands—unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating loss, as reported	$(325)	$(4,171)	$(9,557)	$(27,806)
Add back:
Depreciation	2,393	1,648	8,627	5,107
Amortization of intangibles	919	1,168	3,329	3,624

Total EBITDA	2,987	(1,355)	2,399	(19,075)

Add back significant items:
Stock-based compensation	1,008	672	3,571	2,935
In-process research and development	550	150	6,383	2,750
Transaction related expenses	1,356	—	2,598	—
Litigation settlement	—	—	—	11,000

EBITDA, as adjusted for significant items	$5,901	$(533)	$14,951	$(2,390)

Net loss, as reported	$(1,320)	$(5,058)	$(13,289)	$(29,288)
Add back:
In-process research and development	550	150	6,383	2,750
Transaction related expenses	1,356	—	2,598	—
Litigation settlement	—	—	—	11,000

Net income/(loss), as adjusted for significant items	$586	$(4,908)	$(4,308)	$(15,538)

Net loss per common share—basic and diluted	$(0.03)	$(0.11)	$(0.27)	$(0.63)
Add back:
In-process research and development	0.01	—	0.13	0.06
Transaction related expenses	0.03	—	0.05	—
Litigation settlement	—	—	—	0.23

Net income/(loss) per common share—basic and diluted, as adjusted for significant items	$0.01	$(0.11)	$(0.09)	$(0.34)

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except gross profit margin percentages—unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues by geographic segment
U.S.	$28,288	$21,988	$104,531	$81,456
Asia	6,632	4,817	23,524	17,731
Europe	1,686	1,642	4,101	2,126

Total revenues	$36,606	$28,447	$132,156	$101,313

Gross profit by geographic segment
U.S.	$19,301	$14,005	$72,401	$56,092
Asia	2,621	1,990	9,998	7,472
Europe	777	858	1,742	1,144

Total gross profit	$22,699	$16,853	$84,141	$64,708

Gross profit margin by geographic segment
U.S.	68.2%	63.7%	69.3%	68.9%
Asia	39.5%	41.3%	42.5%	42.1%
Europe	46.1%	52.3%	42.5%	53.8%

Total gross profit margin	62.0%	59.2%	63.7%	63.9%